Exhibit 99.1

IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. DECLARES
QUARTERLY CASH DIVIDEND

Southampton, Pa., April 12, 2017 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors at their meeting on April 12, 2017, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company payable on May 8, 2017, to the shareholders of record at the close of business on April 24, 2017.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce our eighth consecutive increase in our quarterly cash dividend to $0.05 per share, which represents a 25% increase in the dividend rate following our increase in April 2016.  The increased dividend is a reflection of our strong financial performance for fiscal 2016 which ended on a very positive note with earnings for the year ended December 31, 2016, 17.9% higher than the year ended December 31, 2015.  As always, our current and continued business strategy includes long-term profitability and the payment of dividends. This focus reflects the Company's strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania, and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a New Britain Township location.  Quaint Oak Bank's active subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059